Exhibit 99.1

MyoKardia Appoints David Meeker, M.D., to Board of Directors

SOUTH SAN FRANCISCO, Calif. – April 18, 2017 – MyoKardia, Inc. (Nasdaq: MYOK), a clinical stage biopharmaceutical company pioneering a precision medicine approach for the treatment of heritable cardiovascular diseases, today announced the appointment of David Meeker, M.D., to the Company’s board of directors.

“I am thrilled to welcome David to our board at such an important time for MyoKardia,” said Tassos Gianakakos, chief executive officer. “David’s commitment to patients with debilitating and neglected diseases has been a hallmark throughout his career. He has led one of the most innovative and influential companies in our industry, resulting in multiple pioneering therapies that have improved the lives of so many. We look forward to his expertise and guidance at MyoKardia as we make progress towards our mission of changing the lives of people with serious cardiovascular diseases.”

Dr. Meeker is executive vice president and head of Sanofi Genzyme, the specialty care global business unit of Sanofi that focuses on rare diseases, multiple sclerosis, oncology, and immunology. As executive vice president of Sanofi, he served as a member of the executive committee. Dr. Meeker joined Genzyme in 1994 and held positions of increasing responsibility including vice president, medical affairs, chief operating officer and ultimately president and chief executive officer. Prior to joining Genzyme, Dr. Meeker was director of the Pulmonary Critical Care Fellowship at the Cleveland Clinic and an assistant professor of medicine at The Ohio State University. He has authored more than 40 articles and multiple book chapters.

“MyoKardia is a special company driven by its mission and values,” said Dr. Meeker. “I’ve seen firsthand the skillful development and execution of the Company’s precision medicine platform. I am deeply impressed by the entire team, especially their commitment to helping patients through bold and innovative science.”

Dr. Meeker received his M.D. degree from the University of Vermont Medical School. He completed the Advanced Management Program at Harvard Business School in 2000.

About MyoKardia

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases. MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy — hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM. MyoKardia’s most advanced product candidate, MYK-461, is an oral small molecule designed to reduce excessive cardiac muscle contractility leading to HCM. MyoKardia is currently studying MYK-461 in the Phase 2 PIONEER-HCM trial in symptomatic, obstructive HCM (oHCM), a subset of HCM for which the U.S. Food and Drug Administration (FDA) has granted MYK-461 Orphan Drug Designation. MYK-491, the second clinical candidate generated by MyoKardia’s product engine, is designed to increase the overall force of the heart’s contraction in DCM patients by increasing cardiac contractility. MyoKardia is currently evaluating MYK-491 in a Phase 1 study in healthy volunteers. A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies. MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science. For more information, please visit www.myokardia.com.

Investor Contact:

Beth DelGiacco

Stern Investor Relations, Inc.

212-362-1200

beth@sternir.com

Media Contact:

Steven Cooper

Edelman

415-486-3264

steven.cooper@edelman.com